Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company Corporate Headquarters 4902 North Biltmore Lane P.O. Box 77007 Madison, WI 53707-1007

News Release

FOR IMMEDIATE RELEASE	Media Contact: Rob Crain (608) 458-4469
Investor Relations: Jamie Freeman (608) 458-3274

Interstate Power and Light Company Announces Pricing of Debt Offering
Senior Debentures will be due in 2039

Cedar Rapids, Iowa – July 8, 2009 – Interstate Power and Light Company (IPL), an Alliant Energy company (NYSE: LNT), has priced a public offering of $300,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 6.25% and will be due in 2039.

IPL intends to apply the approximately $295.2 million in net proceeds from this offering initially to repay short-term debt, including that incurred to fund capital expenditures on an interim basis, and invest in short-term assets and thereafter to redeem $135.0 million of long-term debt and fund capital expenditures, including new wind generation, environmental projects and other utility capital projects, and for general working capital purposes.

The offering was marketed through a group of underwriters, including Banc of America Securities LLC, Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc. and RBS Securities Inc. as joint book-running managers and Commerzbank Capital Markets Corp. and Mizuho Securities USA Inc. as co-managers.

The offering is being made only by means of a prospectus, a copy of which may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department or by calling 1-800-294-1322, or from Wells Fargo Securities, LLC, 301 S. College Street, Charlotte, NC 28288-0613, Attention: Syndicate Operations or by calling
1-800-326-5897. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

Interstate Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Iowa and southern Minnesota, serving approximately 530,000 electric and 235,000 natural gas customers.

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